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Exhibit 99.2

[STEINWAY MUSICAL INSTRUMENTS, INC. LOGO]

For Immediate Release:

Steinway Appoints John Stoner as President of Conn-Selmer

        WALTHAM, MA—November 11, 2002—Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world's leading manufacturers of musical instruments, today announced the appointment of John M. Stoner, Jr. as President of its band instrument division. The division, recently renamed Conn-Selmer, is the largest band instrument manufacturer in the United States. Stoner will also serve as a director on the board.

        Stoner has 24 years of relevant experience in consumer goods. He joins Conn-Selmer from Ames True Temper, Inc., the world's largest manufacturer of non-powered lawn and garden tools, where he held the position of President and CEO.

        Dana Messina, CEO of Steinway Musical Instruments, commented, "John's appointment underscores our commitment to the future of Conn-Selmer. He is a dynamic leader with a proven track record of combining manufacturing businesses and increasing market share. I am confident in John's ability to build the Conn-Selmer team and to capitalize on available market share and profit opportunities within the industry."

        "Conn-Selmer is a company with a great history, legendary brands and a strong market position," noted Stoner. "I believe my background in growing market share, lowering costs and improving a company's operating performance will help enable Conn-Selmer to realize its full market potential. I am extremely excited about joining the Conn-Selmer team and contributing to the company's success."

About Steinway Musical Instruments

        Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world's leading manufacturers of musical instruments. Its notable products include Selmer Paris saxophones, Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums and Steinway & Sons pianos. Additional information can be obtained by visiting our web site: www.steinwaymusical.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

        This release contains "forward-looking statements" which represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein. These risk factors include the following: changes in general economic conditions; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault Telephone: 781-894-9770 E-mail: ir@steinwaymusical.com

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Exhibit 99.2